Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 1, 2017
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2017 SECOND QUARTER RESULTS
PITTSBURGH, (February 1, 2017) – Kennametal Inc. (NYSE: KMT) today reported results for its fiscal 2017 second quarter ended December 31, 2016, with earnings per diluted share (EPS) of $0.09, compared with the prior year quarter loss per diluted share (LPS) of $2.12. Adjusted earnings per diluted share (EPS) were $0.24 in the current quarter compared with adjusted EPS of $0.16 in the prior year quarter.
The current period reported results included restructuring and related charges of $0.13 per share and a discrete tax charge of $0.02 per share. The prior year quarter reported results included loss on divestiture of $1.20 per share, goodwill and other intangible asset impairment charges of $0.98 per share, restructuring and related charges of $0.08 per share and operations of divested businesses of $0.02 per share.
“The second quarter results reflect positive performance from our growth and cost reduction initiatives," commented Ron De Feo, Kennametal President and CEO. “Total company organic sales in the quarter grew 2 percent, marking the first quarterly consolidated organic growth in over two years. Organically, Industrial grew 4 percent, Widia 5 percent, and Infrastructure was flat versus prior year. Adjusted gross profit margin increased 260 basis points and adjusted operating expense decreased 90 basis points, resulting in adjusted operating margin improving 350 basis points. We are pleased to see these improvements during a quarter where end markets were still relatively quiet."
De Feo continued, “There is much work to do however as we strive to simplify, modernize and energize this company. The progress we are making in lowering employment costs is generally on track and evident now in our run rates. We are at the beginning stages of product line simplification, and the End-to-End initiatives by product line are accelerating as we examine all our value streams for simplification and efficiency."
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Fiscal 2017 Second Quarter Key Developments

•
Sales were $488 million, compared with $524 million in the same quarter last year. Sales decreased by 7 percent, reflecting a 6 percent decline due to divestiture, a 2 percent decrease due to fewer business days and a 1 percent unfavorable currency exchange impact, offset partially by 2 percent organic growth.

•
Pre-tax restructuring and related charges were $12 million, or $0.13 per share, and pre-tax benefits were approximately $24 million, or $0.25 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $9 million, or $0.08 per share, and pre-tax benefits were approximately $8 million, or $0.08 per share.

•
Operating income was $24 million, compared to operating loss of $234 million in the same quarter last year. Adjusted operating income was $36 million, compared to $18 million in the prior year quarter. The increase in adjusted operating income reflects incremental restructuring benefits, higher absorption and productivity, the positive effects of lower raw material costs and sales volume growth, partially offset by the negative impacts of unfavorable price and mix. Adjusted operating margin was 7.3 percent in the current period and 3.8 percent in the prior year period.

•
The reported effective tax rate (ETR) was 50.9 percent and the adjusted ETR was 28.0 percent. The difference between reported and adjusted ETRs includes restructuring and related charges and a discrete tax charge associated with recording a valuation allowance with regards to deferred tax assets in Australia. For the second quarter of fiscal 2016, the reported ETR was 29.7 percent (benefit on a loss) and the adjusted ETR was 11.8 percent (benefit on income). The increase in the adjusted effective tax rate was driven primarily by losses in the U.S. that cannot be tax affected in the current year, jurisdictional mix of earnings and the effect of the R&D legislation enacted in the prior year.

•	EPS were $0.09, compared with LPS of $2.12 in the prior year quarter. Adjusted EPS were $0.24 in the current quarter and $0.16 in the prior year quarter.

•
Year-to-date free operating cash flow was negative $20 million compared to positive $48 million in the same period last year. The decrease in free operating cash flow was primarily attributable to comparatively lower reductions in primary working capital, lower cash earnings and higher capital expenditures, partially offset by lower tax and pension payments.

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $49 million, compared with loss before interest, taxes, depreciation and amortization of $203 million in the prior year quarter. Adjusted EBITDA were $61 million in the current quarter and $49 million in the prior year quarter.

Segment Developments for the Fiscal 2017 Second Quarter

•
Industrial segment sales of $267 million remained relatively flat compared to $269 million in the prior year quarter, reflecting organic growth of 4 percent, offset by a 2 percent decrease due to fewer business days, 1 percent unfavorable currency exchange and 1 percent due to divestiture. Excluding the impact of currency exchange and divestiture, sales increased approximately 6 percent in general engineering and 4 percent in aerospace and defense, offset partially by sales decreases of approximately 5 percent in energy and 2 percent in transportation. General engineering sales grew in Americas and Asia, benefiting from stability in the indirect channel stock levels, while EMEA general engineering activity was flat. Globally, conditions remain favorable in the aerospace sector.  The transportation market was mixed with more projects and favorable conditions contributing to higher sales in Asia, which were more than offset by less favorable conditions in Europe and the Americas. On a segment regional basis excluding the impact of currency exchange and divestiture, sales increased 7 percent in Asia and 4 percent in the Americas, offset partially by a decrease of 2 percent in Europe.

•
Industrial segment operating income was $18 million compared to $12 million in the prior year. Adjusted operating income was $24 million compared to $23 million in the prior year quarter, driven primarily by incremental restructuring benefits, higher absorption and productivity and organic sales growth, partially offset by higher employment-related costs and unfavorable mix. Industrial adjusted operating margin was 9.0 percent compared with 8.8 percent in the prior year.

•
Widia segment sales of $43 million increased 1 percent from $42 million in the prior year quarter, driven by organic growth of 5 percent, offset partially by a 3 percent decrease due to fewer business days and 1 percent unfavorable currency exchange. On a segment regional basis excluding the impact of currency exchange, sales increased 19 percent in Asia, offset partially by decreases of 4 percent in the Americas and 2 percent in Europe.

•
Widia segment operating loss was $3 million compared to $5 million in the prior year. Adjusted operating loss was $1 million compared to $2 million in the prior year quarter, primarily driven by incremental restructuring benefits. Widia adjusted operating loss margin was 1.5 percent compared with 3.8 percent in the prior year.

•
Infrastructure segment sales of $177 million decreased 17 percent from $213 million in the prior year quarter, driven by divestiture impact of 14 percent, a 2 percent decrease due to fewer business days and 1 percent unfavorable currency exchange. Excluding the impact of currency exchange and divestiture, sales decreased by approximately 10 percent in earthworks and 5 percent in general engineering, offset partially by an increase of 6 percent in energy. Key energy markets, particularly in North America, began to stabilize in the period. During the quarter, average quarterly U.S. rig counts were still down year-over-year by over 20 percent, but have increased from the lows experienced in the June quarter of fiscal 2016. Sales in the current period associated with oil & gas in Americas have increased year-over-year by approximately 13 percent. Conditions in underground mining in North America continued to be challenging with sales down approximately 24 percent. On a segment regional basis excluding the impact of divestiture and currency exchange, sales decreased 8 percent in Europe and 7 percent in Asia, while sales in the Americas remained flat.

•
Infrastructure segment operating income was $10 million compared to operating loss of $238 million in the same quarter of the prior year. Adjusted operating income was $14 million compared to adjusted operating loss of $2 million in the prior year quarter. The change in adjusted operating results was primarily due to lower raw material costs, higher absorption and productivity and incremental restructuring benefits, partially offset by unfavorable mix. Infrastructure adjusted operating income margin was 7.9 percent compared with adjusted operating loss margin of 1.1 percent in the prior year.

Fiscal 2017 First Half Key Developments

•
Sales were $965 million, compared to $1,079 million in the same period last year. Sales decreased by 11 percent, driven by divestiture impact of 8 percent, 1 percent unfavorable currency exchange impact, 1 percent decrease due to fewer business days and 1 percent organic decline.

•
Operating income was $15 million, compared to operating loss of $227 million in the same period last year. Adjusted operating income was $58 million in the current period, compared to adjusted operating income of $40 million in the prior year. Adjusted operating income increased due to incremental restructuring benefits, lower raw material costs and better absorption and productivity, partially offset by unfavorable mix, lower organic sales and higher employment-related costs. Adjusted operating margin was 6.0 percent, compared to 4.0 percent in the prior year.

•	LPS was $0.18 in the current year period, compared with $2.20 the prior year period. Adjusted EPS were $0.35 in the current year period and $0.31 in the prior year period.

Restructuring Programs

Restructuring programs are currently expected to produce combined annual ongoing pre-tax permanent savings of $145-$160 million. In total, pre-tax charges for these initiatives are expected to be approximately $155-$175 million.

Restructuring and related charges and savings (pre-tax)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Expected Completion Date
Headcount reduction initiatives	$50M	$7M	$37M	$72M	$10M	6/30/2017
Other	$105M-$125M	$5M	$78M	$75M-$90M	$14M	12/31/2018
Total	$155M-$175M	$12M	$115M	$147M-$162M	$24M

Outlook

The company still expects consolidated adjusted EPS for the full fiscal year to be in the range of $1.20 and $1.50 per share and free operating cash flow to be in the range of $90 to $110 million, consistent with previous guidance.

Mr. De Feo commented, "Factory modernization is underway. This is a multi-year program that will likely take time to manifest in the quarterly numbers. In addition, we may accelerate some capital expenditures, which will put pressure on short-term free cash flow. But these are all very positive decisions, as we believe that they will result in excellent project returns. We will be monitoring revenue run rates as the business has shown more rapid improvements than initially expected,” De Feo continued, “meaning we may not be able to modernize fast enough to keep up with demand in select locations, causing us to keep direct hourly employment in certain circumstances somewhat higher than previously anticipated. But this is a good problem to have overall. We are particularly pleased to see the Infrastructure results which reflect the substantial improvements we have been making.”

Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable February 28, 2017 to shareholders of record as of the close of business on February 14, 2017.
The company will discuss its fiscal 2017 second quarter results in a live webcast at 8:30 a.m. Eastern Time, Thursday, February 2, 2017. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through March 2, 2017.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2017 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2016. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2016	2015	2016	2015
Sales	$487,573	$524,021	$964,713	$1,079,376
Cost of goods sold	339,950	383,215	673,560	787,345
Gross profit	147,623	140,806	291,153	292,031
Operating expense	111,004	123,580	230,869	252,824
Restructuring and asset impairment charges	8,456	112,237	37,061	121,357
Loss on divestiture	—	133,307	—	133,307
Amortization of intangibles	4,150	5,638	8,421	11,886
Operating income (loss)	24,013	(233,956)	14,802	(227,343)
Interest expense	7,151	6,803	14,144	13,782
Other expense (income), net	726	(732)	844	353
Income (loss) before income taxes	16,136	(240,027)	(186)	(241,478)
Provision (benefit) for income taxes	8,221	(71,216)	13,100	(66,964)
Net income (loss)	7,915	(168,811)	(13,286)	(174,514)
Less: Net income attributable to noncontrolling interests	653	416	1,108	939
Net income (loss) attributable to Kennametal	$7,262	$(169,227)	$(14,394)	$(175,453)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.09	$(2.12)	$(0.18)	$(2.20)
Diluted earnings (loss) per share	$0.09	$(2.12)	$(0.18)	$(2.20)
Dividends per share	$0.20	$0.20	$0.40	$0.40
Basic weighted average shares outstanding	80,206	79,840	80,131	79,784
Diluted weighted average shares outstanding	81,026	79,840	80,131	79,784

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2016	June 30, 2016
ASSETS
Cash and cash equivalents	$102,001	$161,579
Accounts receivable, net	339,479	370,916
Inventories	449,890	458,830
Other current assets	80,375	84,016
Total current assets	971,745	1,075,341
Property, plant and equipment, net	725,133	730,640
Goodwill and other intangible assets, net	489,219	505,695
Other assets	68,684	51,107
Total assets	$2,254,781	$2,362,783
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$2,263	$1,895
Accounts payable	168,880	182,039
Other current liabilities	219,008	243,341
Total current liabilities	390,151	427,275
Long-term debt and capital leases	694,329	693,548
Other liabilities	235,620	246,159
Total liabilities	1,320,100	1,366,982
KENNAMETAL SHAREHOLDERS’ EQUITY	902,806	964,323
NONCONTROLLING INTERESTS	31,875	31,478
Total liabilities and equity	$2,254,781	$2,362,783

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2016	2015	2016	2015
Outside Sales:
Industrial (1)	$267,492	$268,578	$536,536	$538,770
Widia (1)	42,874	42,305	83,888	85,447
Infrastructure	177,207	213,138	344,289	455,159
Total outside sales	$487,573	$524,021	$964,713	$1,079,376
Sales By Geographic Region:
North America	$223,679	$233,647	$438,890	$486,797
Western Europe	118,348	145,842	238,329	301,563
Rest of World	145,546	144,532	287,494	291,016
Total sales by geographic region	$487,573	$524,021	$964,713	$1,079,376
Operating Income (Loss):
Industrial (1)	$18,067	$12,025	$23,603	$33,483
Widia (1)	(2,666)	(4,665)	(8,403)	(6,374)
Infrastructure	10,274	(237,738)	2,687	(246,166)
Corporate (2)	(1,662)	(3,578)	(3,085)	(8,286)
Total operating income (loss)	$24,013	$(233,956)	$14,802	$(227,343)
(1)  Amounts for the three and six months ended December 31, 2015 have been restated to reflect the change in reportable operating segments
(2)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: sales; gross profit and margin; operating expense; operating expense as a percentage of sales; operating income (loss) and margin; net income (loss); diluted EPS (LPS); effective tax rate; Industrial sales, operating income and margin; Widia operating loss and margin; Infrastructure sales, operating income (loss) and margin; free operating cash flow and E(L)BITDA and margin (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED DECEMBER 31, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(3)	Diluted EPS
Reported results	$487,573	$147,623	$111,004	$24,013	50.9%	$7,262	$0.09
Reported margins		30.3%	22.8%	4.9%
Restructuring and related charges	—	2,405	(922)	11,783	(14.9)	10,904	0.13
Australia deferred tax valuation allowance	—	—	—	—	(8.0)	1,288	0.02
Adjusted results	$487,573	$150,028	$110,082	$35,796	28.0%	$19,454	$0.24
Adjusted margins		30.8%	22.6%	7.3%
(3) Represents amounts attributable to Kennametal Shareholders.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating income
Reported results	$267,492	$18,067	$42,874	$(2,666)	$177,207	$10,274
Reported operating margin		6.8%		(6.2)%		5.8%
Restructuring and related charges	—	5,998	—	2,013	—	3,766
Adjusted results	$267,492	$24,065	$42,874	$(653)	$177,207	$14,040
Adjusted operating margin		9.0%		(1.5)%		7.9%

THREE MONTHS ENDED DECEMBER 31, 2015 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Effective tax rate	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$524,021	$140,806	$123,580	$(233,956)	29.7%	$(169,227)	$(2.12)
Reported margins		26.9%	23.6%	(44.6)%
Restructuring and related charges (4)	—	1,676	(3,405)	8,862	—	6,393	0.08
Goodwill and other intangible asset impairment charges	—	—	—	108,456	(25.0)	78,239	0.98
Loss on divestiture	—	—	—	133,307	(17.8)	96,167	1.20
Operations of divested businesses	(31,306)	(3,731)	(4,453)	1,830	1.3	1,104	0.02
Adjusted results	$492,715	$138,751	$115,722	$18,499	(11.8)%	$12,676	$0.16
Adjusted margins		28.2%	23.5%	3.8%
(4) Includes pre-tax restructuring-related charges recorded in corporate of $2,281.

	Industrial (1)		Widia (1)		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating loss
Reported results	$268,578	$12,025	$42,305	$(4,665)	$213,138	$(237,738)
Reported operating margin		4.5%		(11.0)%		(111.5)%
Restructuring and related charges (5)	—	4,041	—	726	—	1,814
Goodwill and other intangible asset impairment charges	—	—	—	2,345	—	106,111
Loss on divestiture	—	7,258	—	—	—	126,049
Operations of divested businesses	(1,563)	78	—	—	(29,743)	1,752
Adjusted results	$267,015	$23,402	$42,305	$(1,594)	$183,395	$(2,012)
Adjusted operating margin		8.8%		(3.8)%		(1.1)%
(5) Excludes pre-tax restructuring-related charges recorded in corporate of $2,281.

SIX MONTHS ENDED DECEMBER 31, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$964,713	$14,802	$(14,394)	$(0.18)
Reported operating margin		1.5%
Restructuring and related charges	—	43,441	41,507	0.52
Australia deferred tax valuation allowance	—	—	1,288	0.01
Adjusted results	$964,713	$58,243	$28,401	$0.35
Adjusted operating margin		6.0%

SIX MONTHS ENDED DECEMBER 31, 2015 (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$1,079,376	$(227,343)	$(175,453)	$(2.20)
Reported operating margin		(21.1)%
Restructuring and related charges	—	23,974	17,736	0.22
Goodwill and other intangible asset impairment charges	—	108,456	80,236	1.01
Loss on divestiture and related charges	—	133,307	100,349	1.26
Operations of divested businesses	(82,512)	1,912	1,358	0.02
Adjusted results	$996,864	$40,306	$24,226	$0.31
Adjusted operating margin		4.0%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,

(in thousands)	2016	2015	2016	2015
Net cash flow from operating activities	$24,718	$65,837	$46,578	$104,544
Purchases of property, plant and equipment	(28,309)	(23,958)	(70,573)	(61,175)
Proceeds from disposals of property, plant and equipment	2,371	2,469	3,509	4,402
Free operating cash flow	$(1,220)	$44,348	$(20,486)	$47,771

EBITDA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,

(in thousands)	2016	2015	2016	2015
Net income (loss) attributable to Kennametal	$7,262	$(169,227)	$(14,394)	$(175,453)
Add back:
Interest expense	7,151	6,803	14,144	13,782
Interest income	(206)	(327)	(453)	(802)
Provision (benefit) for income taxes	8,221	(71,216)	13,100	(66,964)
Depreciation	22,827	25,117	45,994	50,429
Amortization of intangibles	4,150	5,638	8,421	11,886
E(L)BITDA	$49,405	$(203,212)	$66,812	$(167,122)
Margin	10.1%	(38.8)%	6.9%	(15.5)%

Adjustments:
Restructuring and related charges	11,783	8,862	43,441	23,974
Goodwill and other intangible asset impairment charges	—	108,456	—	108,456
Operations of divested businesses	—	1,830	—	1,912
Loss on divestiture and related charges	—	133,307	—	133,307
Adjusted EBITDA	$61,188	$49,243	$110,253	$100,527
Adjusted margin	12.5%	10.0%	11.4%	10.1%